Exhibit 12




                                  March 7, 2005


JNL Series Trust
1 Corporate Way
Lansing, MI 48591

Ladies and Gentlemen:

         You have requested our opinion as to the Federal income tax consequences of the proposed acquisition of all of the assets and liabilities of the JNL/Alliance Capital Growth Fund by the JNL/T. Rowe Price Established Growth Fund.

DEFINED TERMS

     ACQUIRED FUND. Hereinafter, the JNL/Alliance Capital Growth Fund is referred to as the "Acquired Fund."

     ACQUIRING FUND. Hereinafter, the JNL/T. Rowe Price Established Growth Fund is referred to as the "Acquiring Fund."

BACKGROUND

     The transaction (the "Reorganization") will take place pursuant to a Plan of Reorganization dated February 9, 2005 (the "Reorganization Plan") adopted on behalf of the Acquired and Acquiring Funds by JNL Series Trust, a Massachusetts business trust organized as a Series Company and registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end investment company of the management type. The Acquired Fund and the Acquiring Fund are treated as corporations for federal income tax purposes. This opinion is being delivered pursuant to Paragraph 2 of the Reorganization Plan. Where relevant, capitalized terms not otherwise defined herein have the meanings they have for purposes of the Reorganization Plan.

     We have examined and are familiar with such documents, records and other instruments relating to the Reorganization and the parties thereto as we have deemed appropriate for purposes of this opinion letter, including the Reorganization Plan. In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Plan, that factual statements and information contained in the documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering this opinion, we have also relied upon the representations contained in the Officer's Certificates (the "Certificate") provided to us by JNL Series Trust and Alliance Capital Management L.P.

     If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinions are based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service ("IRS")) all as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the laws or regulations, any or all of the individual opinions expressed herein may become inapplicable.

     This opinion is intended solely for delivery to JNL Series Trust and its applicable shareholders. Only JNL Series Trust, the Acquired Fund, the Acquiring Fund, and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or IRS position with respect to the issues addressed herein.

ASSUMPTIONS

     1. JNL Series Trust is a business trust under Massachusetts law and an open-end management investment company operating as a series fund under the 1940 Act.

     2. The Acquired Fund has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

     3. The Acquiring Fund has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

     4. The Trustees of JNL Series Trust, on behalf of the Acquired Fund and the Acquiring Fund, have determined, for valid business reasons, that it is advisable to combine the assets of the Acquired Fund into the Acquiring Fund, and the Board of Trustees has adopted the Reorganization Plan, subject to, among other things, receipt by the Trust of a written opinion of counsel that the Reorganization will not qualify as a tax-free reorganization under Section 368(a)(1) of the Code, but that (i) the contract owners and employee benefit plan participants with beneficial interests in the Funds will not realize a tax gain or loss as a result of the transactions because of the nature of the contracts and the nature of the plans, respectively, (ii) the Acquiring Fund will not realize a tax gain or loss as a result of the transactions and (iii) the Acquired Fund will realize a tax gain or loss as a result of the transactions, but will not incur any tax liabilities as a result of the transactions because of the operation of the tax rules applicable to RICs which allow a deduction for dividends paid.

     5. The Acquiring Fund does not intend to use a significant portion of the historic business assets of the Acquired Fund in its business. All, or substantially all, of the historic business assets of the Acquired Fund will be liquidated by the Acquired Fund prior to the Reorganization.

     6. For the taxable year ending on the Closing Date, the Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Closing Date. Such dividends shall be automatically reinvested in additional shares of the Acquired Fund.

     7. On the Closing Date, the Acquired Fund shall transfer cash or cash and an insubstantial amount of securities to the Acquiring Fund in exchange for which the Acquiring Fund shall simultaneously issue to the Acquired Fund, shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value to the cash and securities received.

     8. Immediately following the Closing, the Acquired Fund shall distribute to each holder of its outstanding shares the number shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the Acquired Fund (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder immediately prior to the Closing Date, such values to be determined by the net asset values per share of the Acquired Fund and the Acquiring Fund on the Closing Date, in exchange for and in cancellation of the shareholder's shares of the Acquired Fund.

     9. The distribution to the shareholders of the Acquired Fund shall be accomplished by establishing an account on the share records of the Acquiring Fund in the name of each registered shareholder of the Acquired Fund, and crediting that account with a number of shares of the Acquiring Fund determined pursuant to the preceding paragraph. As a result of these transfers, the shareholders of the Acquired Fund will cease to own shares of the Acquired Fund and will instead own shares of the Acquiring Fund having an aggregate net asset value equal to all the shares of the Acquired Fund on the Closing Date.

     10. Following the completion of the distributions described in the preceding paragraph, the Acquired Fund shall terminate.

     11. The shareholders of record of the Acquired Fund and the Acquiring Fund are separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies, qualified plans and registered investment companies that satisfy the requirements of Treas. Reg. ss. 1.817-5(f). The owners of the variable annuity or variable life insurance contracts ("Contract Owners") have previously instructed the insurance companies, pursuant to the terms of their contracts, to allocate a portion of the value of such contracts to the sub-accounts of such insurance company separate accounts that invest in the shares of the Acquired Fund or the Acquiring Fund.

     12. All the employee pension benefit plans that hold shares in the Acquired Fund satisfy the qualified plan requirements of IRC ss. 401 and are exempt from federal income tax under IRC ss. 501.

     13. None of the shares in the Acquired Fund held by any employee pension benefit plan are "debt-financed property" within the meaning of IRC ss. 514(b).

OPINIONS

     Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

     1. The Reorganization contemplated by the Reorganization Agreement will not qualify as a "tax-free reorganization" under the Internal Revenue Code of 1986, as amended.

     2. The sale of the assets of the Acquired Fund will be treated as a sale of assets by the Acquired Fund and the Acquired Fund will recognize gain or loss on each of the assets sold in an amount equal to the difference between (i) the amount received and (ii) the adjusted basis of the assets.

     3. The taxable year of the Acquired Fund will end as of the close of business on the day of the Reorganization.

     4. The Acquired Fund will be entitled to a deduction for the dividends paid and if it pays dividends to its shareholders in an amount sufficient to offset its regulated investment company taxable income and its capital gains will not incur any federal income tax liability for its last complete taxable year ending on the date of the Reorganization.

     5. Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund on its receipt of cash in exchange for the Acquiring Fund's shares.

     6. Under Section 1012 of the Code, the basis to the Acquiring Fund of any assets of the Acquired Fund transferred to it will be the fair market value of such assets as of the Closing Date.

     7. Because none of the special rules of Section 1223 of the Code will apply, the holding period for any assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will start as of the Closing Date.

     8. Each shareholder of the Acquired Fund will receive dividend income to the extent of its share of all dividends declared and paid by the Acquired Fund, including the dividend described in Assumption 4 that is to be declared and paid immediately before the Closing Date.

     9. Each shareholder of the Acquired Fund will also realize gain or loss on the receipt of shares of the Acquiring Fund in exchange for shares of the Acquired Fund equal to the difference between (i) the fair market value of the Acquiring Fund's shares, and (ii) the Acquired Fund shareholder's adjusted basis for its shares in the Acquired Fund.

     10. If appropriate basis adjustments are made pursuant to the rules of IRC ss. 817(b), no gain or loss will be recognized by the separate account shareholders of the Acquired Fund upon their receipt of dividend income or the exchange of their shares in the Acquired Fund for shares of the Acquiring Fund.

     11. No gain or loss will be recognized by the qualified plans holding shares in the Acquired Fund upon their receipt of dividend income or the exchange of their shares in the Acquired Fund for shares of the Acquiring Fund.

     12. Under Section 1012 of the Code, the basis to each shareholder of the Acquired Fund for the shares of the Acquiring Fund received in exchange for its shares of the Acquired Fund will be the fair market value of the shares of the Acquiring Fund as of the Closing Date.

     13. Because none of the special rules of Section 1223 of the Code will apply to the stock exchange pursuant to the Reorganization, the Acquired Fund shareholder's holding period for shares of the Acquiring Fund will start as of the Closing Date.

     14. No gain or loss will be recognized by any Contract Owner as a result of the Reorganization because of the nature of the Contracts or by any qualified plan participant because of the nature of the qualified plans.

         We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above. We express our opinion herein only for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Acquired Fund, the Acquiring Fund and the shareholders of the Acquired Fund on their receipt of the shares of the Acquiring Fund in exchange for their shares of the Acquired Fund pursuant to the Reorganization Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

         As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS Rulings and case law, which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of JNL Series Trust or the respective shareholders.

                                        Very truly yours,

                                        /s/ Jorden Burt LLP

                                        Jorden Burt LLP